UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment ___*)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            EFFICIENT NETWORKS, INC.
                     ---------------------------------------
                                (Name of Issuer)

                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)

                                   282056 10 0
                        ---------------------------------
                                 (CUSIP Number)


                                December 31, 1999
         -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 15 pages

CUSIP No. 282056 10 0                                                            Page 2 of 15 Pages
---------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Ventures III, L.P.
---------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X
---------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

---------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
---------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power           3,041,790
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power            -0-
Person With
                                                     (7)      Sole Dispositive Power      3,041,790

                                                     (8)      Shared Dispositive Power       -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  3,041,790
---------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


  (11)   Percent Of Class Represented By Amount In Row (11)

                  5.60 %
---------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
---------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTION BEFORE FILLING OUT!



                                         Page 2 of 15 pages

CUSIP No. 282056 10 0                                                            Page 3 of 15 Pages
---------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado C & L Fund, L.P.
---------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X
---------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

---------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
---------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power           56,335
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power           -0-
Person With
                                                     (7)      Sole Dispositive Power      56,335

                                                     (8)      Shared Dispositive Power      -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  56,335
---------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

---------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  0.10 %
---------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
---------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No: 282056 10 0                                                            Page 4 of 15 Pages
---------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Technology IV, L.P.
---------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X
---------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

---------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
---------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power           94,656
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power           -0-
Person With
                                                     (7)      Sole Dispositive Power      94,656

                                                     (8)      Shared Dispositive Power      -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  94,656
---------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

---------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  0.17%
---------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
---------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTION BEFORE FILLING OUT!



                                         Page 4 of 15 pages

CUSIP No: 282056 10 0                                                            Page 5 of 15 Pages
---------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Ventures IV, L.P.
---------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X
---------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

---------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
---------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power           632,626
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power           -0-
Person With
                                                     (7)      Sole Dispositive Power      632,626

                                                     (8)      Shared Dispositive Power      -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  632,626
---------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

---------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  1.16 %
---------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
---------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                         Page 5 of 12 pages

CUSIP No: 282056 10 0                                                            Page 6 of 15 Pages
---------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Technology '98, L.P.
---------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                        (b)
---------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

---------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
---------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power           52,305
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power           -0-
Person With
                                                     (7)      Sole Dispositive Power      52,305

                                                     (8)      Shared Dispositive Power      -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  52,305
---------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

---------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  0.10 %
---------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
---------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTION BEFORE FILLING OUT!


                                         Page 6 of 12 pages

CUSIP No. 282056 10 0                                                           Pages 7 of 15 Pages
---------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Venture Partners III, L.P.
---------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X
---------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

---------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
---------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power           3,192,781
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power            -0-
Person With
                                                     (7)      Sole Dispositive Power      3,192,781

                                                     (8)      Shared Dispositive Power       -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  3,192,781
---------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

---------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  5.88%
---------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
---------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTION BEFORE FILLING OUT!



                                        pages 7 of 15 Pages

CUSIP No. 282056 10 0                                                           Pages 8 of 15 Pages
---------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Venture Partners IV, LLC
---------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X
---------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

---------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
---------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power           684,931
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power           -0-
Person With
                                                     (7)      Sole Dispositive Power      684,931

                                                     (8)      Shared Dispositive Power      -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  684,931
---------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

---------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  1.26 %
---------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
---------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTION BEFORE FILLING OUT!



                                        pages 8 of 15 Pages

CUSIP No. 282056 10 0                                                            Page 9 of 15 Pages
---------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Thomas Peterson
---------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X
---------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

---------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
---------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power              -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         3,877,712
Person With
                                                     (7)      Sole Dispositive Power         -0-

                                                     (8)      Shared Dispositive Power    3,877,712

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  3,877,712
---------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

---------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  7.23 %
------------------------------------------------------------------------------------------------------
  (12)            Type Of Reporting Person

                  IN
---------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTION BEFORE FILLING OUT!


                                         Page 9 of 15 pages

CUSIP No. 282056 10 0                                                           Page 10 of 15 Pages
---------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Gary W. Kalbach
---------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X
---------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

---------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
---------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power              -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         3,877,712
Person With
                                                     (7)      Sole Dispositive Power         -0-

                                                     (8)      Shared Dispositive Power    3,877,712

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  3,877,712
---------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

---------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  7.23 %
---------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
---------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTION BEFORE FILLING OUT!


                                        Page 10 of 15 pages

CUSIP No. 282056 10 0                                                           Page 11 of 15 Pages
---------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Shanda Bahles
---------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X
---------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

---------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
---------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power             -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         3,877,712
Person With
                                                     (7)      Sole Dispositive Power        -0-

                                                     (8)      Shared Dispositive Power    3,877,712

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  3,877,712
---------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

---------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  7.23 %
  (12)   Type Of Reporting Person

                  IN
---------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTION BEFORE FILLING OUT!


                                        Page 11 of 15 pages

                                                             Page 12 of 15 Pages

Item 1.

(a)      Name of Issuer: EFFICIENT NETWORKS, INC. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  4849 Alpha Road
                  Dallas, TX 75244


Item 2.

(a)      Name of Person Filing:

         El Dorado Ventures III, L.P. ("EDV III")
         El Dorado C & L Fund, L.P. ("C&L")
         El Dorado Technology IV, L.P. ("EDT IV")
         El Dorado Venture Partners III, L.P. ("EDVP III")
         El Dorado Ventures IV, L.P. ("EDV IV")
         El Dorado Technology '98, L.P. ("EDT'98")
         El Dorado Venture Partners IV, LLC ("EDVP IV")
         Thomas Peterson ("TP")
         Gary W. Kalbach ("GWK")
         Shanda Bahles ("SB")

(b)      Address of Principal Business Office:

         2400 Sand Hill Rd., Suite 100
         Menlo Park, CA 94025

 (c)     Citizenship/Place of Organization:


         Entities:                          EDV III - California
                                            C&L -- California
                                            EDT IV - California
                                            EDVP III - California
                                            EDV IV - California
                                            EDT'98 - California
                                            EDVP IV -- California

         Individuals:                       Thomas Peterson - United States
                                            Gary W. Kalbach - United States
                                            Shanda Bahles - United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:     282056 10 0

Item 3.  Not applicable.


                               Page 12 of 15 pages

                                                             Page 13 of 15 Pages

Item 4   Ownership.

                                                     El Dorado                        El Dorado
                    El Dorado  El Dorado  El Dorado   Ventures  El Dorado   El Dorado  Venture
                    Ventures      C&L     Technology  Partners   Ventures   Technology Partners   Thomas     Gary W.    Shanda
                    III, L.P.  Fund, L.P.   IV, L.P.  III, L.P.   IV, L.P.   '98, L.P.  IV, LLC  Perterson   Kalbach    Bahles
--------------------------------------------------------------------------------------------------------------------------------
(a)    Beneficial
       Ownership    3,041,790     56,335     94,656  3,192,781    632,626     52,305    684,931  3,877,712  3,877,712  3,877,712
--------------------------------------------------------------------------------------------------------------------------------

       Percentage
(b)    of Class         5.60%      0.10%      0.17%     5.88%       1.16%      0.10%      1.26%      7.14%      7.14%      7.14%
--------------------------------------------------------------------------------------------------------------------------------
       Sole
       Voting
(c)    Power        3,041,790     56,335     94,656  3,192,781    632,626     52,305    684,931  -0-        -0-        -0-
--------------------------------------------------------------------------------------------------------------------------------
       Share
       Voting
       Power        -0-        -0-        -0-        -0-        -0-        -0-        -0-        3,877,712  3,877,712  3,877,712
--------------------------------------------------------------------------------------------------------------------------------
       Sole
       Dispositive
       Power        3,041,790     56,335     94,656  3,192,781    632,626     52,305    684,931  -0-        -0-        -0-
--------------------------------------------------------------------------------------------------------------------------------
       Shared
       Dispositive
       Power        -0-        -0-        -0-        -0-        -0-        -0-        -0-        3,877,712  3,877,712  3,877,712
--------------------------------------------------------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following:

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or

                              Page 13 of 15 pages

                                                             Page 14 of 15 Pages

influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 14, 2000

EL DORADO VENTURES III, L.P.                                  EL DORADO TECHNOLOGY '98, L.P.
                                                              <C
By:      El Dorado Venture Partners III, L.P.                 By:      El Dorado Venture Partners IV, LLC
         its general partner                                           its general partner

By:      /s/ Thomas H. Peterson                               By:      /s/ Thomas H. Peterson
   -----------------------------------------                     -----------------------------------
         Managing Member                                               Managing Member


EL DORADO C & L FUND, L.P.                                    EL DORADO VENTURE PARTNERS IV LLC.

By:      El Dorado Venture Partners III, L.P.                 By:      /s/ Thomas H. Peterson
         its general partner                                     -----------------------------------
                                                                       Managing Member

By:      /s/ Thomas H. Peterson
   -----------------------------------------
         Managing Member


EL DORADO TECHNOLOGY IV, L.P.                                          /s/ Thomas H. Peterson
                                                                 -----------------------------------
                                                                       THOMAS PETERSON
By:      El Dorado Venture Partners III, L.P.
         its general partner

By:      /s/ Thomas H. Peterson                                        /s/ Gary W. Kalbach
   -----------------------------------------                     -----------------------------------
         Managing Member                                               GARY W. KALBACH



EL DORADO VENTURE PARTNERS III, L.P.                                   /s/ Shanda Bahles
                                                                 -----------------------------------
                                                                       SHANDA BAHLES

By:      /s/ Thomas H. Peterson
   -----------------------------------------
         Managing Member


EL DORADO VENTURES IV, L.P.

By:      El Dorado Venture Partners IV, LLC
         its general partner

By:      /s/ Thomas H. Peterson
   -----------------------------------------
         Managing Member




                                          Page 14 of 15 pages



                                                             Page 15 of 15 Pages


                                    Exhibit A
                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 14, 2000


EL DORADO VENTURES III, L.P.                                  EL DORADO TECHNOLOGY '98, L.P.

By:      El Dorado Venture Partners III, L.P.                 By:      El Dorado Venture Partners IV, LLC
         its general partner                                           its general partner

By:      /s/ Thomas H. Peterson                               By:      /s/ Thomas H. Peterson
   -----------------------------------------                     -----------------------------------------
         Managing Member                                               Managing Member


EL DORADO C & L FUND, L.P.                                    EL DORADO VENTURE PARTNERS IV, LLC

By:      El Dorado Venture Partners III, L.P.
         its general partner                                  By:      /s/ Thomas H. Peterson
                                                                 -----------------------------------------
By:      /s/ Thomas H. Peterson                                        Managing Member
   -----------------------------------------
         Managing Member

EL DORADO TECHNOLOGY IV, L.P.                                          /s/ Thomas H. Peterson
                                                                 -----------------------------------------
By:      El Dorado Venture Partners III, L.P.                          THOMAS PETERSON
         its general partner

By:      /s/ Thomas H. Peterson
   -----------------------------------------                           /s/ Gary W. Kalbach
         Managing Member                                         -----------------------------------------
                                                                       GARY W. KALBACH
EL DORADO VENTURE PARTNERS III, L.P.

By:      /s/ Thomas H. Peterson
   -----------------------------------------                           /s/ Shanda Bahles
         Managing Member                                         -----------------------------------------
                                                                       SHANDA BAHLES
EL DORADO VENTURES IV, L.P.

By:      El Dorado Venture Partners IV, LLC
         its general partner

By:      /s/ Thomas H. Peterson
   -----------------------------------------
         Managing Member


                                          Page 15 of 15 pages